As filed with the Securities and Exchange Commission on January 15, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-128442
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116225
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-76662
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81571

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TurboChef Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	48-1100390 (I.R.S. Employer Identification No.)

Six Concourse Parkway, Suite 1900
Atlanta, Georgia  30328
(Address Of Principal Executive Offices)

TurboChef Technologies, Inc. 2003 Stock Incentive Plan
TurboChef Technologies, Inc. 1994 Stock Option Plan
 (Full title of the plans)

Timothy J. FitzGerald
Chief Financial Officer
TurboChef Technologies, Inc.
c/o The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120
(847) 741-3300
 (Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement 333-18442 registering 2,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") of TurboChef Technologies, Inc. (the "Company") for the TurboChef Technologies, Inc. 2003 Stock Incentive Plan.

2.	Registration Statement 333-116225 registering 10,000,000 shares of Common Stock for the TurboChef Technologies, Inc. 2003 Stock Incentive Plan.

3.	Registration Statement 333-76662 registering 2,000,000 shares of Common Stock for the TurboChef Technologies, Inc. 1994 Stock Option Plan.

4.	Registration Statement 333-81571 registering 3,650,000 shares of Common Stock for the TurboChef Technologies, Inc. 1994 Stock Option Plan.

Pursuant to an Agreement and Plan of Merger, dated as of August 12, 2008 and amended as of November 21, 2008 (as amended, the “Agreement”), by and among the Company, The Middleby Corporation (“Middleby”) and Chef Acquisition Corp. (“Merger Sub”), the Company merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Middleby.  Pursuant to the terms of the Agreement, each share of Common Stock (other than (i) any shares held in the treasury of the Company or owned by Middleby, Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the effective time of the merger and (ii) any shares held by stockholders who had properly demanded and perfected their appraisal rights in accordance with Delaware law) was converted into the right to receive (A) 0.0486 of a share of Middleby common stock and (B) $3.67 in cash, without interest.

As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Elgin, state of Illinois, on this 15th day of January, 2009.

TurboChef Technologies, Inc.

By:	/s/ Timothy J. FitzGerald
	Name:	Timothy J. FitzGerald
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 15, 2009.

Signature	Title	Date

/s/ Selim A. Bassoul Selim A. Bassoul	Director, President (Principal Executive Officer)	January 15, 2009

/s/ Timothy J. FitzGerald Timothy J. FitzGerald	Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January15, 2009